Exhibit 10.1

GENERAL SERVICE AGREEMENT

THIS GENERAL SERVICE AGREEMENT (the "Agreement") dated this 15th, day of April, 2024.

BETWEEN:

YOUNEEQAI TECHNICAL SERVICES, INC. of

2700 Youngfield St., Suite 100

Lakewood, CO, United States, 80215

(the "Company")

- AND –

David Edmunds of Broad Reach Consulting Inc. of

Suite 207 – 2680 Arbutus Street, Vancouver, BC, V6J 5L8

(the "Service Provider").

BACKGROUND:

A. The Service Provider has the necessary qualifications, experience and abilities to provide services to the Company.

B. The Service Provider is agreeable to providing such services to the Company on the terms and conditions set out in this Agreement.

C. The Company is interested in the Service Provider Services under the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Company and the Service Provider (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

1. POSITION AND DUTIES

1.1 Position.

Starting on the 15th day of April, 2024, the Service Provider will be contracted by the Company as Chief Financial Officer, and will report to the Board of Directors, as described in Appendix “A” – “Roles and Responsibilities”.

1.2 Duties.

The Service Provider shall perform such duties as are regularly and customarily performed by Chief Financial Officer, which shall include but are not limited to the duties set forth in Schedule

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“A” hereto and any other duties assigned from time to time that are consistent with this position in the Company.

Location.

The Service Provider services will be provided initially from the Service Provider own office. The Company reserve the right to require that the Service Provider will provide the services from the Company’s office from time to time. The Service Provider understand that he/she may be required to travel from time to time in order to fulfill his/her duties. Pending time and schedules to be provided by the Company and agreed to by both parties.

1.3 Time and Efforts.

As an Independent contractor of the Company the Service Provider acknowledge that:

(a) he/she owe a duty of good faith and honesty to the Company;

(b) unless prevented by ill health, or physical or mental disability or impairment, the Service Provider will devote his/her time, effort, care and attention to his/her duties set out in this Agreement;

(c) the Service Provider will promote the interests of the Company and not do anything which would constitute a conflict of interest between the best interests of the Company and the Service Provider’s personal interests.

1.4 Policies.

The Service Provider understands and agrees that the Company maintains or may maintain certain policies that relate to his/her Service. These policies include or may include conditions and general rules and procedures regarding the Company and its relations with or obligations to its customers and clients. The Company will notify the Service Provider with these changes in advance.

1.5 Capacity/Independent Contractor

In providing the Services under this Agreement it is expressly agreed that the Service Provider is acting as an independent contractor and not as an employee. The Service Provider and the Company acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

The Service Provider shall have no authority to act as agent for, or on behalf of, Company, or to represent Company, or bind Company in any manner. The Service Provider may represent the Company as the Company may require and after receiving a Company's approval in writing.

The Service Provider shall not be entitled to worker's compensation, retirement, insurance or other benefits afforded to employees of Company.

1.6 Indemnification

(a) Indemnification by Service Provider. The Service Provider agrees to indemnify and hold harmless Company and its officers, directors, employees and agents, from and against all claims,

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liabilities, losses, costs, damages, judgments, penalties, fines, attorneys' fees, court costs and other legal expenses, insurance deductibles and all other expenses arising out of or relating to, directly or indirectly, from:

(i) the negligent, grossly negligent, or intentional act or omission of the Service Provider or its directors, officers, employees, agents or Contractors,

(ii) Service Provider’s failure to perform any of its obligations under this Agreement, and

(b) Notification. The Company will promptly notify the Service Provider of any claim for indemnification.

(c) Survival. The Service Provider obligations under this Section 10 shall survive termination or expiration of this Agreement.

2. COMPENSATION

2.1 Compensation.

The Company shall pay the Service Provider compensation for his/her Services as described in Appendix “A” below; this compensation may include one of the following or a combination of both:

(a) Hourly Based Compensation and/or fixed-price model as described in Appendix “A” below;

(b) Equity Compensation. Company’s common shares (the “Equity Compensation”) as described in Appendix “A” below;

2.2 Compensation by way of Stock Options.

Subject to compliance with all applicable laws, regulatory bodies and the Company’s Board of Directors’ approval, the Company may agree to grant the Service Provider the an option to purchase common shares in the capital of the Company as described in Appendix “A” and/or as will be decided by the Company from time to time, which will be subject to the terms and conditions of a stock option agreement to be entered into by the Service Provider and the Company.

2.3 Payments practices, taxes, and statutory withholdings.

All compensation payable to the Service Provider pursuant to this section 2 or otherwise under this Agreement, will be payable on a Retainer basis payable on the first day of each month against a tax invoice that will include the Service Provider’s details including his/her business tax number. The Service Provider is responsible to pay all taxes according to the laws of his/her jurisdiction.

The Service Provider will be reimbursed from time to time for reasonable and necessary expenses incurred by the Service Provider in connection with providing the Services. All expenses must be pre-approved by the Company.

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3. CONFIDENTIAL INFORMATION AND DEVELOPMENTS

3.1 Definitions.

(a) “Confidential Information” means information, whether or not originated by the Service Provider, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Notwithstanding, for the avoidance of doubt, only such information shall be treated as Confidential Information which has been specifically intimated to the Service Provider as confidential in writing. Any information disclosed must be reduced in writing within seven days of disclosure and/or any confidential information must be marked as such in order to be protectable. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature:

(i) work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(ii) computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

(iii) information relating to Developments prior to any public disclosure thereof, including but not limited to, the nature of the Developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights, trademarks and trade secrets);

(iv) internal Company personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business;

(v) marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed; and

(vi) all information that becomes known to the Service Provider as a result of providing services to the company that the Service Provider, acting

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reasonably, believes is Confidential Information or that the Company takes measures to protect.

Confidential Information does not include:

(i) the general skills and experience gained during the Service Provider contract with the Company that the Service Provider could reasonably have been expected to acquire in similar contract with other companies;

(ii) information publicly known without breach of this Agreement or similar agreements; or

(iii) information that the disclosure of which is required to be made by any law, regulation or governmental authority (to the extent of the requirement), provided that before disclosure is made, notice of the requirement (and the extent of the requirement) is provided to the Company (to the extent reasonably possible in the circumstances), and the Company is afforded an opportunity to dispute the requirement.

(b) “Developments” means all discoveries, inventions, designs, works of authorship, algorithms, drawings, compilations of information and analyses, know-how, methods, processes, techniques, specifications and source code listings, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(i) result or derive from the Service Provider services or from the Service Provider knowledge or use of Confidential Information;

(ii) are conceived or made by the Service Provider (individually or in collaboration with others) during the term of the Service Provider contract by the Company;

(iii) result from or derive from the use or application of the resources (including without limitation, equipment, supplies, premises) of the Company or its affiliates; or

(iv) relate to the business operations of the Company or to actual or demonstrably anticipated research or development by the Company or its affiliates.

3.2 No Conflicting Obligations.

The Company is contracting the Service Provider services based upon the Service Provider’s general skills and abilities. It is a condition of this contract that:

(a) the Service Provider is not in possession of any trade secret, confidential or proprietary information of a former contracting entity or other party (“Unauthorized Information”),

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(b) the Service Provider do not obtain, keep, use, or disclose any Unauthorized Information, and

(c) the Service Provider covenant that he/she is not a party to an agreement with a prior contracting entity or other third party that would prohibit providing services to the Company.

3.3 Confidential Information.

(a) All Confidential Information, (whether developed by the Service Provider at any time while the Service Provider was providing services to the Company, or by others contracted by or associated with the Company or its affiliates or clients), is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

(b) The success of the Company is dependent upon the ability to protect the Confidential Information from disclosure. In view of the foregoing, the Service Provider agree to make the following covenants regarding his/her conduct during and subsequent to his/her contract with the Company.

(i) At all times during and subsequent to the Service Provider contract with the Company, the Service Provider will not disclose Confidential Information to any person (other than as necessary in carrying out his/her duties on behalf of the Company) without first obtaining the Company’s consent, and will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information.

(ii) At all times during and subsequent to the Service Provider contract with the Company, the Service Provider will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.

(iii) Within twenty-four (24) hours after the termination of this contract for any reason, the Service Provider will promptly deliver to the Company all property of or belonging to or administered by the Company including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Service Provider possession or under his/her control.

3.4 Ownership of Developments and Intellectual Property Rights.

(a) All Developments will be the exclusive property of the Company and the Company will have sole discretion to deal with Developments.

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(b) The Service Provider agree to disclose all Developments, and that no intellectual property rights in the Developments are or will be retained by the Service Provider. For greater certainty, all work done during the term of this contract by the Service Provider for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright will vest in the Company or the relevant affiliate, as the case may be.

(c) In consideration of the compensation and/or any benefits to be received by the Service Provider under the terms of this Agreement, you hereby irrevocably sell, assign and transfer and agree in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright and copyright registration, industrial design registration, trademarks and trademark registration, other registrations, analogous grants of rights, and any goodwill associated therewith in Canada and worldwide to the Company and the Service provider will hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company. If the Service Provider have any rights to the Developments that cannot be assigned to the Company (including moral rights or droit moral), then as against the Company, the Service Provider hereby unconditionally and irrevocably waive the enforcement of such rights, and all claims and causes of action of any kind with respect thereto. The Service Provider agree, at the Company's request and expense, to consent to and join in any action by the Company to enforce such rights, and agree that he/she shall not exercise those rights against any third parties without the express written consent of the Company. The Service Provider acknowledge and agree that the above waiver of rights may be invoked by any person authorized by the Company to use and/or modify the Developments.

(d) The Service Provider will do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If the Service Provider cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Service Provider contract, the Service Provider agree that he/she will provide that cooperation both during or after the termination of this Agreement (so long as the Company pays the Service Provider reasonable compensation for his/her time if after the termination of this Agreement).

3.5 Consent to Enforcement.

The Company has invested significant resources in acquiring and developing the Confidential Information and Developments, such that they are valuable assets of the Company. Further, the Service Provider understand that his/her promises set out in sections 3.3 and 3.4 are reasonable and valid, and are a material inducement to the Company. Because damages alone for breaches of sections 3.3 and 3.4 may not be an adequate remedy, the Service Provider understand that the Company is entitled to seek an order for specific enforcement and injunctive relief from a court of competent jurisdiction in the event that the Service Provider breach of any of the provisions stipulated in sections 3.3 or 3.4.

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3.6 Continuation of Obligations.

The Service Provider obligations under this Article 3 remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or termination of this Agreement for any reason.

4. RESTRICTIVE COVENANTS

4.1 Non-competition.

While the Service Provider is contracted by the Company, it covenants and agrees that he/she will not, without the prior written approval of the Company, such approval not to be unreasonable withheld, become engaged, directly or indirectly, as an employee, consultant, partner, principal, agent or advisor in a business anywhere in North America that develops, markets, sells or licenses products or services competitive with those products or services developed, marketed, sold or licensed by the Company.

4.2 Non-solicitation of Clients & Customers.

While the Service Provider is contracted by the Company and for a period of two (2) years immediately following the termination of the Service Provider contract for any reason, the Service Provider covenant and agree that he/she will not, directly or indirectly, contact or solicit any Client or Customer of the Company for the purpose of entering into contracts with such clients for products or services competitive with those products or services developed, marketed, sold or licensed by the Company. For the purpose of this section, “Client or Customer” includes anyone who is a client or customer of the Company at the relevant time during the term of the Service Provider contract or at the time of the termination of the contract or anyone who was or has been a client or customer of the Company within the two year period preceding such date and with whom the Service Provider have had contact.

4.3 Non-solicitation of Employees and Contractors.

While the Service provider is contracted by the Company and for a period of two (2) years immediately following the termination of the contract for any reason, the Service Provider covenant and agree that he/she will neither directly nor indirectly hire, nor engage, nor solicit, induce, or attempt to induce any persons who were employees or contractors of the Company at the time of the termination of the Service Provider’s contract or during a period of 120 days immediately preceding the termination, to terminate their employment, engagement or agreement with the Company.

5. TERMINATION

5.1 The term of this Agreement (the "Term") will begin on the date of execution of this Agreement and will remain in full force and effect for a period of one (1) year, subject to earlier termination as provided in this Agreement. The Term of this Agreement may be extended by mutual written agreement of the Parties.

5.2 In the event that either Party wishes to terminate this Agreement prior to the completion of the Services, that Party will be required to provide 90-day prior written notice to the other Party

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(the “Notice of Termination”). Upon provision of the Notice of Termination, the Service Provider will be entitled to receive Compensation for all Services completed up to and including the 90-day period after receipt of Notice of Termination (the “Date of Termination”).

5.3 Upon termination of this contract, the Service Provider will promptly return to the Company all Company property and Confidential Information in his/her possession or control pertaining to the business or affairs of the Company, including any keys, pass cards, identification cards or other property belonging to the Company.

6. GENERAL

6.1 Obligations Continue.

The Service Provider obligations under Article 3 are to remain in full force and effect notwithstanding termination of this Agreement for any reason.

6.2 Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Service Provider and an authorized officer of the Company. No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be.

6.3 Compliance with Policies and Laws.

The Service Provider agree to abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct. The Service Provider also agree to abide by all laws applicable to the Company, in each jurisdiction that it does business, including without limitation securities and regulations governing companies.

6.4 Governing Law and Venue.

This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable thereto. Each of the parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of Toronto, Ontario with respect to any disputes arising out of this Agreement.

6.5 Notices.

Any notice required or permitted to be given under this Agreement shall be in writing or email and shall be properly given if delivered to the addresses as follows:

(a) in the case of the Company:

2700 Youngfield St., Suite 100

Lakewood, CO, United States, 80215

Attention: Board of Directors

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(b) in the case of the Employee:

at the address noted on page 1 of this Agreement or to the last address of the Service Provider in the records of the Company.

Any notice so given shall be conclusively deemed to have been given or made on the day of delivery, if delivered, or if faxed, upon the date shown on the delivery receipt recorded by the sending facsimile machine.

6.6 Severability.

If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it shall not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions shall remain in full force and effect to the fullest extent permissible by law.

6.7 Entire Agreement.

This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

6.8 Currency.

Unless otherwise specified herein all references to dollar or dollars are references to Canadian dollars.

6.9 Further Assurances.

The Service Provider and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as you or the Company may require for the purposes of giving effect to this Agreement.

6.10 Counterparts/Facsimile Execution.

This Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (".pdf"), shall be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

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INTENDING TO BE LEGALLY BOUND the parties have executed this Agreement as of the date first above written.

YOUNEEQAI TECHNICAL SERVICES INC.

Per: /s/ Murray Galbraith

Authorized Signatory

EXECUTED by the Service Provider:

/s/ David Edmunds

DAVID EDMUNDS

Print Name

Suite 207 – 2680 Arbutus Street

Address

Vancouver, BC, V6J 5L8

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SCHEDULE “A”

ROLES & RESPONSIBILITIES

Role & Responsibility:

• Act as the Companies CHIEF FINANCIAL OFFICER(“CFO”);

• Preparation of Financial Statements and Management Discussion & Analysis (“MD&A”) for Annual Audit, as well as Quarterly Review in compliance with all listing requirements and regulatory agencies from time to time;

• Assist in the preparation of financial modelling and pro-forma financial statements and projections as required;

• Review and approve budgets and expenses with the Board of Directors;

• Report directly to the Board of Directors as deemed appropriate to facilitate all activities;

• All other duties commensurate with the role of a Chief Financial Officer.

Compensation:

• The Service Provider agrees to perform the work as described in Schedule “A”/ Role & Responsibility for a monthly retainer of USD$2,000.00 effective April 15th, 2024 for a minimum period of one (1) year;

• The Service Provider will also be entitled to participate in the Company’s Employee Stock Option Plan once established and as governed by the Board of Directors;

• A review of compensation will be conducted by the Compensation Committee Annually commencing October 1st, 2024 or within one month following the Company’s listing on a public Exchange, and annually thereafter.